As filed with the Securities and Exchange Commission on May 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLIR SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	93-0708501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, OR 97070

(503) 498-3547

(Address of principal executive offices, including zip code)

2019 Employee Stock Purchase Plan

(Full title of the plan)

James J. Cannon

Chief Executive Officer

27700 SW Parkway Avenue

Wilsonville, OR 97070

(503) 498-3547

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan	1,500,000(1)	$52.09(2)	$78,135,000	$9,469.96

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2019 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $52.09 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Stock Market on May 6, 2019.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents filed with the SEC by reference into this Registration Statement:

1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019 (the “Annual Report”), including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “Commission”) on March  8, 2019, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or the Securities Act;

2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed with the Commission on May 2, 2019;

3)

The Registrant’s Current Reports Filed on Form 8-K filed with the Commission on January  28, 2019, February  12, 2019, February  13, 2019, February 13, 2019, February 19, 2019, March  5, 2019, April  1, 2019, April  23, 2019 and April 24, 2019 (other than documents or portions of those documents not deemed to be filed); and

4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 15, 1993 (paper filing).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To ensure that an appropriate and current description of the Common Stock is included in this registration statement and to amend and update the description of the class of the Common Stock set forth in the Form 8-A Registration Statement as amended and updated to date, the registrant has attached hereto as Exhibit 99.1 a description of the Common Stock, which description is incorporated by reference in this registration statement as if set forth in full herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d)of the OBCA, Article IV of Registrant’s Second Restated Articles of Incorporation (the “Articles”) eliminates the personal liability of Registrant’s directors to the Registrant or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities specified by the OBCA.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual did not have reasonable cause to believe the conduct in question was unlawful. The OBCA does not expressly authorize corporations to indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but does expressly authorize corporations to indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

Article IV of the Articles also requires Registrant to indemnify its directors and officers to the fullest extent not prohibited by law and to pay in advance, subject to certain conditions specified in the Articles, any expenses incurred by directors and officers in connection with certain proceedings relating to their service as a director or officer. Registrant has entered into an employment agreement with its Chief Executive Officer, Mr. Cannon, which includes a provision obligating Registrant to indemnify Mr. Cannon to the maximum amount permitted by law and to advance expenses to Mr. Cannon upon his request. In addition, Registrant maintains director and officer insurance policies.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	FLIR Systems, Inc. 2019 Employee Stock Purchase Plan (filed as Appendix B to the Registrant’s 2019 Proxy Statement on March 8, 2019 and incorporated herein by reference).

5.1	Opinion of Todd M. DuChene

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Todd M. DuChene (contained in Exhibit 5.1 hereto)

99.1	Description of Common Stock

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on the 13th day of May, 2019.

FLIR SYSTEMS, INC.

By:	/s/ James J. Cannon
James J. Cannon
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James J. Cannon	President, Chief Executive Officer and Director	May 13, 2019
James J. Cannon	(Principal Executive Officer)

/s/ Carol P. Lowe	Executive Vice President and Chief Financial Officer	May 13, 2019
Carol P. Lowe	(Principal Financial Officer)

/s/ Brian E. Harding	Vice President and Corporate Controller	May 13, 2019
Brian E. Harding	(Principal Accounting Officer)

/s/ Earl R. Lewis	Chairman of the Board of Directors	May 13, 2019
Earl R. Lewis

/s/ John D. Carter	Director	May 13, 2019
John D. Carter

/s/ William W. Crouch	Director	May 13, 2019
William W. Crouch

	Director	May __, 2019
Catherine A. Halligan

/s/ Angus L. Macdonald	Director	May 13, 2019
Angus L. Macdonald

/s/ Michael T. Smith	Director	May 13, 2019
Michael T. Smith

/s/ Cathy A. Stauffer	Director	May 13, 2019
Cathy A. Stauffer

	Director	May __, 2019
Robert S. Tyrer

/s/ John W. Wood, Jr.	Director	May 13, 2019
John W. Wood, Jr.

/s/ Steven E. Wynne	Director	May 13, 2019
Steven E. Wynne